Filed pursuant to Rule 433

May 4, 2016

Relating to

Preliminary Prospectus Supplement dated May 4, 2016 to

Prospectus dated February 27, 2015

Registration Statement No. 333-202389

Kimco Realty Corporation

Pricing Term Sheet

Issuer:	Kimco Realty Corporation
Ratings*:	Baa1 (stable) by Moody’s Investors Service, Inc. and BBB+ (stable) by Standard & Poor’s Ratings Services
Aggregate Principal Amount Offered Hereby:	$150,000,000
Aggregate Principal Amount to be Outstanding:	$500,000,000
Pricing Date:	May 4, 2016
Settlement Date:	May 11, 2016 (T+5)
Maturity:	April 1, 2045
Interest Payment Dates:	April 1 and October 1, commencing on October 1, 2016
Coupon:	4.25%
Price to Public:	97.957% plus accrued interest of $708,333.33 from, and including, April 1, 2016 to, but excluding, May 11, 2016
Proceeds to Issuer (before expenses):	$145,660,500 plus accrued interest of $708,333.33 from, and including, April 1, 2016 to, but excluding, May 11, 2016
Benchmark Treasury:	3.00% due November, 2045
Benchmark Treasury Yield:	2.624%
Spread to Benchmark Treasury:	+175.1 bps
Yield to Maturity:	4.375%
CUSIP / ISIN:	49446R AM1/US49446RAM16
Book-Running Manager:	Jefferies LLC

Addition to page S-17 of the Prospectus Supplement dated May 4, 2016 related to this offering:

For purposes of the offering to which this communication relates, the following sentence replaces the third sentence under the heading “United States Federal Income Tax Considerations—Taxation of Holders of Our Debt Securities” in the base prospectus dated February 27, 2015:

“In addition, this discussion is limited to persons purchasing the notes for cash pursuant to this offering at the price set forth on the cover of the prospectus supplement dated May 4, 2016.”

*   Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

The Issuer has filed a registration statement (including a prospectus dated February 27, 2015 as supplemented by a preliminary prospectus supplement dated May 4, 2016) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and preliminary prospectus supplement in that registration statement, this communication and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you may request the prospectus and preliminary prospectus supplement by calling Jefferies LLC toll-free at 877-547-6340.